Exhibit 10.31

EXECUTIVE VERSION	CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

LICENSE AND SOFTWARE DEVELOPMENT AGREEMENT

This License and Software Development Agreement (this “Agreement”) is entered into as of the 14th day of March 2013 (the “Effective Date”) by and between D. E. Shaw Research, LLC, a Delaware limited liability company with offices at 120 West 45th Street, 39th Floor, New York, New York 10036 (“DESRES”) and Schrödinger, LLC, a Delaware limited liability company with offices at 120 West 45th Street, 17th Floor, New York, New York 10036 (“Schrödinger”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, DESRES has developed a software program for molecular simulation in connection with NVIDIA graphic processing units (“GPUs”) and may develop and choose (but is not obligated) to provide additional software programs for molecular simulation in connection with other categories of GPUs (all of the foregoing, referred to herein as the “DESRES Software”; provided, however, only those additional software programs for molecular simulation in connection with other categories of GPUs that are actually provided to Schrödinger by DESRES shall be included for purposes of this Agreement), which shall include (a) a software program developed by DESRES (currently known as “viparr”) that is designated to assign force field parameters to molecular systems suitable for use with the Desmond/GPU Software Product (defined in Section 1.2) and which may be used with Other Schrödinger Products (defined in Section 1.6) to the extent suitable for such use and as permitted herein, and (b) a software plug-in developed by DESRES (the “VMD Plug-in”) that is designed to allow certain DESRES Software to interoperate with VMD, a third-party molecular visualization software program developed at the University of Illinois. Notwithstanding anything to the contrary in this Agreement, no royalty shall be due to DESRES in connection with its license to Schrödinger of the VMD Plug-in, and the VMD Plug-in shall be licensed to Schrödinger’s end-users without charge. For the avoidance of doubt, (i) the preceding sentence shall not limit Schrödinger’s obligations with respect to any portions of the DESRES Software other than the VMD Plug-in, and (ii) this Agreement shall not govern with respect to the software, license, maintenance and development of the DESRES software program for molecular simulation for central processing units, which is governed by the License and Software Development Agreement dated as of March 28, 2006 and entered into between the Parties (the “CPU Agreement”);

WHEREAS, Schrödinger has developed and/or licensed from third parties (i) a graphical user-interface software program for molecular modeling purposes (but excluding Schrödinger’s FEP software for purposes of the license granted to DESRES under Section 3 herein) currently known as Maestro (“Maestro”), (ii) shared components including but not limited to libraries, scripts, executables, and data files currently known as mmshare; provided, however, only those portions of mmshare that are necessary for the use of Maestro shall be included for purposes of this Agreement, and (iii) other related components which together allow for chemical simulations to be performed with DESRES Software via Schrödinger’s software suite, and, in each case, that are designed to run on computer operating systems including but not limited to LINUX, IRIX, and Mac OSX (all of the foregoing, collectively referred to herein as the “Schrödinger Software”); and

WHEREAS, the Parties wish to enter into this Agreement to (i) develop and commercialize a software product or products combining the DESRES Software and the Schrödinger Software, and (ii) cross-license to each other the DESRES Software and the Schrödinger Software in order to (a) enable Schrödinger to market and distribute the Desmond/GPU Software Product and any Other Schrödinger Product, (b) enable DESRES to market and distribute the Desmond/GPU Software Product (in each of (a) and (b), with modifications and improvements thereto), (c) make or permit use of the DESRES Software and/or the Schrödinger Software, as applicable, in connection with scientific or technical research projects undertaken by DESRES, Schrödinger, or their Affiliates (defined in Section 1.1); and (d) permit DESRES to make use of the product or products combining the DESRES Software and the Schrödinger Software, as permitted herein, and Schrödinger to make use of the product or products combining the DESRES Software, the Schrödinger Software and other Schrödinger products, as applicable and as permitted herein, in the course of providing services to third parties.

NOW, THEREFORE, the Parties agree as follows;

1.	Definitions.

1.1.

“Affiliate” shall mean any corporation, limited liability company, partnership, or other business entity which directly or indirectly controls, is controlled by, or is under common control with another corporation or business entity; provided, however, that for the purposes of this Agreement, DESRES and Schrödinger shall not be considered Affiliates of each other. Control means ownership or other beneficial interest in fifty (50) percent or more of the voting stock or other voting interest of a corporation, limited liability company, partnership, or other business entity.

1.2.

“Desmond/GPU Software Product” shall mean any commercial or non-commercial product, software program, or software code licensed, marketed or distributed by the Parties or an Affiliate or distributor of the Parties incorporating material portions of both the DESRES Software and the Schrödinger Software (including any DESRES Improvements or Schrödinger Improvements), and including each new version or release of such commercial product, software program, or software code, whether jointly developed or independently developed.

1.3.	“DESRES Improvements” shall mean any improvements, corrections, and/or modifications to the DESRES Software.

1.4.

“Gross Revenues” shall mean all fees or other payments actually received by a Party and its Affiliates for licensing, leasing, renting, or providing maintenance for any Desmond/GPU Software Product (and/or, in the case of Schrödinger, any Other Schrödinger Products). Where the Desmond/GPU Software Product or Other Schrödinger Product is licensed, leased, or rented together with other software as a suite, package, library, or similar configuration (hereinafter, “Suite”) in a transaction where the cost of the Desmond/GPU Software Product or Other Schrödinger Product, as applicable, is not listed as a separate line item, but rather a single fee or payment is stipulated for all the products in the Suite (such fee or payment, the “Suite Price”), the portion of such Suite Price that shall be considered Gross Revenue shall be equal to the product of (i) such Suite Price and (ii) a fraction for which the Minimum List Price (as defined in Section 5.2 below) for the Desmond/GPU Software Product or the list price of the Other Schrödinger Product, as applicable, is the numerator and sum of the Minimum List Price (or the Other Schrödinger list price, as applicable) and the then-current aggregate list price for all other software included in the Suite is the denominator. For the avoidance of doubt, Gross Revenues shall not include any revenues from the licensing, leasing, or renting of (or providing maintenance for) (a) any DESRES product that does not incorporate any Schrödinger Software or statically or dynamically link to any portion of Schrödinger Software, or (b) any Schrödinger product that is not an Other Schrödinger Product or Desmond/GPU Software Product or that merely executes or reads and/or parses outputs generated by the DESRES software currently known as “ARK.”

1.5.

“IP Rights” shall mean all right, title, and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intellectual property, including any ideas, inventions (whether or not patentable), patents, designs, improvements, discoveries, innovations, trade secrets, trademarks, service marks, trade dress, trade names, works of authorship, copyrights, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations, properties, and any documentation or other memorialization containing or relating to the foregoing invented, created, written, developed, taped, filmed, or produced.

1.6.

“Other Schrödinger Product” shall mean any commercial Schrödinger product, software program, or software code licensed, marketed or distributed by Schrödinger or an Affiliate or distributor of Schrödinger and each new version or release thereof, in each case which is not a Desmond/GPU Software Product, (a) incorporating or (b) statically or dynamically linking to any portion of the DESRES Software, except, solely with respect to (b), in the case where the Desmond/GPU Software Product or an Other Schrödinger Product is executed from the command line or externally published interface. Merely reading and/or parsing outputs generated by the Desmond/GPU Software Product or another Other Schrödinger Product shall not render any product, software program or software code an Other Schrödinger Product. By way of example, and without limitation, Other Schrödinger Product shall exclude the Schrödinger software program currently known as KNIME.

1.7.

“Related Person” shall mean, with respect to either Party, such Party’s Affiliates and the officers, directors, managers, partners, employees, consultants, and agents of such Party and of its Affiliates.

1.8.	“Schrödinger Improvements” shall mean any improvements, corrections, and/or modifications to the Schrödinger Software.

1.9.

“Services Agreement” shall mean an agreement between a Party or an Affiliate of a Party and one or more third parties under which such Party or its Affiliate undertakes to perform services using the Desmond/GPU Software Product and in the case of Schrödinger, the Desmond/GPU Software Product or an Other Schrödinger Product, as applicable, on behalf of, or in collaboration with, such third parties in return for fees or other payments (any such fees or payments, “Services Fees”); provided, however, that fees or other payments constituting Gross Revenues shall not constitute Services Fees.

2.	DESRES Grant of License to Schrödinger.

2.1.	Subject to the terms and conditions hereinafter set forth, DESRES hereby grants to Schrödinger a license to:

(i)

install, reproduce, use, run, execute, copy, compile, test, operate, modify, adapt, translate, create derivative works of and make improvements to, in source and object code form, the DESRES Software and the DESRES Improvements and to sublicense and distribute, in object code form only, the DESRES Software and DESRES Improvements, in connection with (a) the marketing, licensing and distribution of the Desmond/GPU Software Product and any Other Schrödinger Products by Schrödinger or an Affiliate or distributor of Schrödinger, and (b) providing services pursuant to a Services Agreement or Services Agreements by Schrödinger or an Affiliate or distributor of Schrödinger;

(ii)	develop DESRES Improvements (and permit Schrödinger’s Affiliates to do so); and

(iii)	reproduce, use, and execute the DESRES Software (and permit Schrödinger’s Affiliates to do so) for purposes of (a) conducting scientific or technical research, and (b) back-up and disaster recovery.

DESRES reserves all rights not expressly granted herein.

2.2.

For the avoidance of doubt, it is the intent of DESRES, by the foregoing licenses, to grant Schrödinger and its Affiliates all necessary rights and licenses under any patents arising out of or relating to the DESRES Software and DESRES Improvements, copyrights, and any other IP Rights held by DESRES (not including any trademarks, service marks, or trade names, and not including any patents other than those arising out of or relating to the DESRES Software and DESRES Improvements) to the extent such patents arising out of or relating to the DESRES Software and DESRES Improvements, copyrights, and any other IP Rights would otherwise be infringed by Schrödinger’s or, as applicable, Schrödinger’s Affiliates’, use of the DESRES Software and DESRES Improvements in accordance with this Agreement. Nothing in this Agreement confers by estoppel, implication, or otherwise any license or rights under any patents of DESRES other than patents arising out of or relating to the DESRES Software and DESRES Improvements.

2.3.

For the avoidance of doubt, the licenses granted under Section 2.1 include the right to sublicense or distribute the DESRES Software or DESRES Improvements in connection with the Desmond/GPU Software Product and the Other Schrödinger Products as firmware, in read-only memory (ROM), erasable programmable read-only memory (EPROM), flash memory, or any other similar medium that is integrated with or otherwise embedded in hardware; provided, however, that any such license to a third party will be priced (and royalties computed thereon) in accordance with the provisions of Section 5 below. Without limiting the foregoing, if the embedded Desmond/GPU Software Product or Other Schrödinger Product can be used in server mode, then it shall be implemented in a way such that the number of concurrent users can be monitored or limited, and the license fee(s) shall reflect appropriate usage rights.

2.4.	The licenses granted under Section 2.1 above shall be worldwide licenses whose term shall be (subject to the terms and conditions of this Agreement) perpetual.

2.5.	This Section 2 shall not transfer any title or ownership rights in the DESRES Software or DESRES Improvements, which shall at all times remain with DESRES.

2.6.

Schrödinger shall not sublicense the DESRES Software to be incorporated in a product that is not sold or distributed directly by Schrödinger or distributed on Schrödinger’s behalf by a distributor of Schrödinger.

3.	Schrödinger Grant of License to DESRES.

3.1.	Subject to the terms and conditions hereinafter set forth, Schrödinger hereby grants to DESRES a license to:

(i)

install, reproduce, use, run, execute, copy, test, operate, adapt, translate, create derivative works of and make improvements to, in object code form only, the Schrödinger Software and the Schrödinger Improvements and to sublicense and distribute, in object code form only, the Schrödinger Software and Schrödinger Improvements, in connection with (a) the marketing, licensing and distribution of the Desmond/GPU Software Product by DESRES or an Affiliate or distributor of DESRES, and (b) providing services pursuant to a Services Agreement or Services Agreements by DESRES or an Affiliate or distributor of DESRES;

(ii)	develop Schrödinger Improvements (and permit DESRES’s Affiliates to do so); and

(iii)	reproduce, use and execute the Schrödinger Software (and permit DESRES’s Affiliates to do so) for purposes of (a) conducting scientific or technical research, and (b) back-up and disaster recovery.

Schrödinger reserves all rights not expressly granted herein.

3.2.

For the avoidance of doubt, it is the intent of Schrödinger, by the foregoing licenses, to grant DESRES and its Affiliates all necessary rights and licenses under any patents arising out of or relating to the Schrödinger Software and Schrödinger Improvements, copyrights, and any other IP Rights held by Schrödinger (not including any trademarks, service marks, or trade names, and not including any patents other than those arising out of or relating to the Schrödinger Software and Schrödinger Improvements) to the extent such patents arising out of or relating to the Schrödinger Software and Schrödinger Improvements, copyrights, and any other IP Rights would otherwise be infringed by DESRES or, as applicable, DESRES’s Affiliates’, use of the Schrödinger Software and Schrödinger Improvements in accordance with this Agreement. Nothing in this Agreement confers by estoppel, implication, or otherwise any license or rights under any patents of Schrödinger other than patents arising out of or relating to the Schrödinger Software and Schrödinger Improvements.

3.3.

For the avoidance of doubt the licenses granted under Section 3.1 include the right to sublicense or distribute the Schrödinger Software or Schrödinger Improvements in connection with the Desmond/GPU Software Product as firmware, in read-only memory (ROM), erasable programmable read-only memory (EPROM), flash memory, or any other similar medium that is integrated with or otherwise embedded in hardware; provided, however, that any such license to a third party will be priced (and royalties computed thereon) in accordance with the provisions of Section 5 below. Without limiting the foregoing, if the embedded Desmond/GPU Software Product can be used in server mode, then it shall be implemented in a way such that the number of concurrent users can be monitored or limited, and the license fee(s) shall reflect appropriate usage rights.

3.4.	The licenses granted under Section 3.1 above shall be worldwide licenses whose term shall be (subject to the terms and conditions of this Agreement) perpetual.

3.5.	This Section 3 shall not transfer any title or ownership rights in the Schrödinger Software or Schrödinger Improvements, which shall at all times remain with Schrödinger.

3.6.

The licenses granted by Schrödinger to DESRES under Section 3.1 above shall not be read to permit DESRES to use internally any code, program, application, module, software library, component, or other element of Maestro for any purpose other than as outlined in Section 3.1, and any such use of Maestro shall be in object code form only.

3.7.	DESRES shall not sublicense the Schrödinger Software to be incorporated in a product that is not sold or distributed directly by DESRES or distributed on DESRES’s behalf by a distributor of DESRES.

4.	Pre-Approval Requirements.

4.1.

The Parties shall collaborate to develop a mutually satisfactory version of the Desmond/GPU Software Product for the LINUX operating system, and potentially other operating systems from time to time, suitable for usage by, and licensing to, third parties in potential target markets, including, without limitation, the pharmaceutical, biotechnology, and life sciences markets. The Desmond/GPU Software Product shall be subject to the approval of both Parties prior to any licensing to third parties; provided, however, that no such approval shall be required for any version or form of the Desmond/GPU Software Product that is licensed to third parties by either Party prior to the official release of the Desmond/GPU Software Product. Schrödinger shall be responsible for managing the overall development effort and providing all necessary product management, software development, and quality assurance resources in connection with the Desmond/GPU Software Product Schrödinger’s activities shall include, without limitation, the necessary development to allow the DESRES Software to operate with the Schrödinger Software, including, but not limited to, the inclusion of features enabled by the DESRES Software providing end-users with the ability to perform free energy perturbation calculations. The Parties shall hold regular meetings to discuss the status of development of the Desmond/GPU Software Product and any significant issues that arise in the development process. At its option, DESRES may also request, up to [**] times a year and on no fewer than [**] prior notice, that Schrödinger verbally report the details of Schrödinger’s progress on the Desmond/GPU Software Product including a detailed schedule for the remaining work to be completed. Once completed, the Parties shall mutually agree on an official release date of the Desmond/GPU Software Product.

4.2.

Schrödinger shall provide advance notice to DESRES of any Other Schrödinger Product that it desires to license to third parties (i) prior to commencement of the development stage of such Other Schrödinger Product and (ii) once again, prior to the official release of such Other Schrödinger Product. Should DESRES fail to respond within [**] of the notice outlined in subsection (i), herein, such development shall be deemed approved. To the extent DESRES disapproves, in its reasonable discretion, of such development within the aforementioned timeframe, DESRES shall discuss in good faith (and use commercially reasonable efforts to do so within a commercially reasonable timeframe) with Schrödinger to arrive at an alternative product acceptable to both Parties, which discussions shall commence within [**] of DESRES communicating such initial disapproval. If the Parties still cannot agree on an alternative product acceptable to both Parties, DESRES shall have the right to restrict Schrödinger from developing such Other Schrödinger Product. To the extent DESRES approves the development of such Other Schrödinger Product, should DESRES fail to respond within [**] of the second notice outlined in subsection (ii) herein, such licensing shall be deemed approved. To the extent DESRES reasonably disapproves, within the aforementioned timeframe, of any such Other Schrödinger Product after receiving the notice in subsection (ii) herein, (a) DESRES shall have the option to deny any DESRES Maintenance (as defined in Section 5.1) for such Other Schrödinger Product and (b) Schrödinger shall remove any attribution to DESRES contained in such Other Schrödinger Product, if so requested by DESRES. For the avoidance of doubt, (1) even if any DESRES attribution is removed at DESRES’s request, DESRES shall still be entitled to royalty payments for such Other Schrödinger Products, and (2) minor product issues including, without limitation, the existence of bugs, inconsistent UI designs or inconsistently supported features in the Other Schrödinger Products shall not constitute a reasonable basis for DESRES to withhold approval. In all events, Schrödinger will provide DESRES with full access to the source code base for those contributions to the Desmond/GPU Software Product and any Other Schrödinger Product (if full access has not been provided previously) that constitute DESRES Software and/or DESRES Improvements. Other than the maintenance obligations for Other Schrödinger Products as set forth in Section 5.1(i) of this Agreement, DESRES shall have no obligation or liability to any third party with respect to the Other Schrödinger Products.

4.3.

Any notices or communications provided under this Agreement with respect to the requirement of the Parties to mutually agree regarding the Desmond/GPU Software Product or any Other Schrödinger Product, including notices and requests for pre-approval as required in this Article 4 or Section 6.1, shall be submitted to (i) DESRES via email to the following email addresses (as may be amended from time to time by DESRES): [**] and (ii) Schrödinger via email to the following email addresses (as may be amended from time to time by Schrödinger): [**].

5.	Royalties, Minimum List Price, and Permissible Discounting.

5.1.

In consideration of the licenses granted under Sections 2 and 3 of this Agreement, an annual royalty calculated as set forth in this Section 5 shall be paid by each Party to the other Party based on its (and its Affiliates’) respective Gross Revenues during a given calendar year. The applicable annual royalty rates are set forth in the applicable table in subsections (i) and (ii) below. The royalty will be calculated on a graduated basis based on each Party’s annual Gross Revenues and shall be payable in perpetuity.

(i)	Royalties Payable to DESRES for Licensing Transactions by Schrödinger

Annual Royalty Payment

[**]% of annual Gross Revenues from $[**] to $[**]

[**]% of annual Gross Revenues over $[**]

Notwithstanding anything to the contrary contained herein, until the end of [**] from the official release date of the Desmond/GPU Software Product, DESRES shall provide maintenance in connection with the DESRES Software contained in the Desmond/GPU Software Product and solely to the extent an underlying issue also affects the Desmond/GPU Software Product, any Other Schrödinger Product, at no additional cost to Schrödinger (the “DESRES Maintenance”). The Parties may (but shall not be obligated to) agree to extend such DESRES Maintenance. The DESRES Maintenance shall include, without limitation, (a) support by telephone and e-mail (during DESRES’s regular business hours) to inquiries from Schrödinger relating to the DESRES Software and (b) mutually agreed upon bug fixes and new releases/new versions, which are hereby deemed part of the DESRES Software. DESRES shall have the option to decline to provide the DESRES Maintenance in the event the Desmond/GPU Software Product (or any Other Schrödinger Product with a shared underlying issue) is designed for a non-LINUX operating system and shall have no obligation to assist in the development with respect to non-LINUX operating systems unless otherwise agreed in writing by the Parties.

(ii)	Royalties Payable to Schrödinger for Licensing Transactions by DESRES

Annual Royalty Payment

[**]% of annual Gross Revenues from $[**] to $[**]

[**]% of annual Gross Revenues from $[**] to $[**]

[**]% of annual Gross Revenues over $[**]

5.2.

The Parties agree that the Desmond/GPU Software Product shall be offered for licensing to third parties at an amount no less than a minimum list price determined in accordance with this Section 5.2 (the “Minimum List Price”), subject to certain discounts, as described herein. The Minimum List Price will be determined as follows: during the [**] period following the commercial release of the Desmond/GPU Software Product, each Party shall obtain the other Party’s prior approval for any proposed transaction licensing the Desmond/GPU Software Product or a successor version thereof; the average annual per-license license fee of the Desmond/GPU Software Product (excluding any licensing transactions for the Desmond/GPU Software Product where the cost thereof is not listed as a separate line item and instead a single fee or payment is stipulated for all products in a Suite that includes the Desmond/GPU Software Product, and further excluding the effects of any permitted discounts, described below, applied to any licensing transactions) during such [**] period shall be the Minimum List Price. In the event [**] licensing transactions occur during such [**] period, the Parties shall mutually decide the Minimum List Price with a view to maximizing Gross Revenues, taking into account the Parties’ reasonable projections of demand elasticity based on actual transactions closed, transactions not approved by either Party during such [**] period (if any), and sales leads in development at such time. In addition, the Minimum List Price shall not materially deviate downward from the minimum list price applicable to the majority of Schrödinger’s other software products. With respect to Other Schrödinger Products, the minimum list price shall not materially deviate downward from the minimum list price applicable to the majority of Schrödinger’s other software products unless Schrödinger believes in good faith that application of such pricing limitation is not commercially viable for purposes of marketing, licensing, distributing or otherwise promoting the sale of such Other Schrödinger Product(s). Notwithstanding the foregoing, either Party may license the Desmond/GPU Software Product at a discount to the Minimum List Price (i) in accordance with a volume-pricing regime substantially similar to that applied to other Schrödinger software products (it being understood that Schrödinger may modify such pricing from time to time in response to market conditions, provided that the volume-pricing discount applied to the Desmond/GPU Software Product does not materially deviate from that applicable to other Schrödinger software products), (ii) with respect to any given transaction involving the licensing of the Desmond/GPU Software Product and other software products, by applying the same percentage discount to the list prices of all software licensed pursuant to such transaction, and (iii) with respect to any given transaction involving the licensing of the Desmond/GPU Software Product by itself, by applying a reasonable discount consistent with the Party’s customary discounting practices.

5.3.

In consideration of the license granted under Section 3.1(i)(b) of this Agreement, DESRES shall pay to Schrödinger a royalty amounting to [**] percent ([**]%) of any Services Fees (as defined in Section 1.9 above) that directly relate to DESRES’s usage of the Desmond/GPU Software Product in connection with a Services Agreement (as defined in Section 1.9 above). For the avoidance of doubt, Services Fees shall not include any revenues from services relating to any DESRES product that does not incorporate or statically or dynamically link to any portion of Schrödinger Software or merely reads and/or parses outputs generated by the Desmond/GPU Software Product. DESRES shall use good-faith efforts to determine the applicable Services Fees that directly relate to usage of the Desmond/GPU Software Product, taking into account the relative importance and value of such services in relation to any other goods and services provided together with such services.

5.4.

In consideration of the license granted under Section 2.1(i)(b) of this Agreement, Schrödinger shall pay to DESRES a royalty amounting to [**] percent ([**]%) of any Services Fees that directly relate to Schrödinger’s usage of the Desmond/GPU Software Product or Other Schrödinger Products in connection with a Services Agreement. For the avoidance of doubt, Services Fees shall not include any revenues from services relating to any Schrödinger product that is not an Other Schrödinger Product or Desmond/GPU Software Product or that merely executes or reads and/or parses outputs generated by the DESRES software currently known as “ARK.” Schrödinger shall use good-faith efforts to determine the applicable Services Fees that directly relate to usage of the Desmond/GPU Software Product and Other Schrödinger Products, taking into account the relative importance and value of such services in relation to any other goods and services provided together with such services.

5.5.

In the event Gross Revenues or Services Fees are paid to a Party in the form of equity securities, the Party may (in its sole discretion) pay the royalty in cash (such cash payment to equal the product obtained by multiplying (i) the fair market value of the equity securities constituting such Gross Revenues or Services Fees by (ii) the percentage of the Gross Revenues or Services Fees owed to DESRES or Schrödinger, as applicable, hereunder as a royalty). To the extent Schrödinger or DESRES, as applicable, shall pay a royalty in accordance with the formula set forth in subsections (i) and (ii) hereof, and the equity securities have no readily discernible value, the Parties shall agree to evaluate the status of such customer on a case-by-case basis by using relevant criteria (e.g., the Gross Revenue or Service Fees paid by comparable customers, third party valuation reports, etc.) in order to determine a reasonable royalty payment acceptable to both Parties. The Parties further agree to periodically re-evaluate the status of such customer to accurately reflect its state of development and revenue growth.

6.	Evaluation Licenses and Other No-Cost, No-Royalty Licenses.

6.1.

Notwithstanding anything to the contrary in this Agreement, the Parties shall be permitted to grant no-cost evaluation licenses to any bonafide potential customers of a Party for a period not to exceed [**] (or, if consent is granted pursuant to the procedure set forth below, [**]), and no royalty shall be due the other Party in connection with the grant of such evaluation licenses. Extensions of such evaluation licenses beyond a period of [**] may be granted only with the prior written approval of the other Party, which shall not be unreasonably withheld or delayed. For the purposes of this Section 6.1 only, a Party shall be deemed to have consented to an initial evaluation period of more than [**] but no more than [**], or an extension of an existing evaluation period for a total evaluation period not to exceed [**], if the Party granting the evaluation license has delivered a written request (which may be sent by email) to the other Party requesting such consent, and such other Party has not responded withholding such consent within [**] of receipt of such notice.

6.2.

Notwithstanding anything to the contrary in this Agreement, DESRES shall be permitted to (i) license the Desmond/GPU Software Product at no cost for use by faculty members, researchers, and/or students at academic and not-for-profit institutions, (ii) license the Desmond/GPU Software Product at no cost for use by researchers employed by commercial entities and (iii) license the Desmond/GPU Software Product to commercial end users for a license fee; provided, that, with respect solely to licenses granted pursuant to clause (ii), (a) the aggregate value of such licenses granted by DESRES in each calendar year (estimated using the permitted discounts described in Section 5.2 above) does not exceed [**] times the Minimum List Price, and with respect solely to licenses granted pursuant to clauses (ii) and (iii), (b) DESRES gives Schrödinger at least [**] prior written notice of its intention to grant such a license, and Schrödinger gives its consent, not to be unreasonably withheld or delayed. A reasonable basis for withholding consent shall require substantiation by Schrödinger that there is a pre-existing customer relationship with the commercial entity or a reasonable probability that Schrödinger will enter into a commercial license with respect to the Desmond/GPU Software Product with such entity within [**] of DESRES’s notice to Schrödinger. Where the Desmond/GPU Software Product is licensed by DESRES as part of a bundle of products and/or services pursuant to clause (iii), subsections (a) and (b) herein shall not apply. For the avoidance of doubt, no royalty shall be due Schrödinger in connection with DESRES’s grant of licenses pursuant to subsections (i) and (ii) herein.

7.	Reports and Payments.

7.1.

On or before the last business day of January, April, July, and October of each year of this Agreement, each Party shall submit to the other a written report (the “Payment Report”) stating, with respect to the preceding calendar quarter, a calculation under Section 5 above of the amounts due to the other Party, making reference to amounts due for each release of any Desmond/GPU Software Product and Other Schrödinger Products, as applicable, covered by such Payment Report.

7.2.	Simultaneously with the submission of each Payment Report, each Party shall make payment to the other Party of the amounts due for the calendar quarter covered by the Payment Report.

7.3.

Each Party shall maintain at its offices customary books of account and records showing its activities under this Agreement. Upon reasonable notice, and unless prohibited by applicable law, such books and records shall be open to inspection and copying, at each Party’s offices during usual business hours and at the examining Party’s reasonable expense, by an independent certified public accountant selected by the examining Party to whom the other Party has no reasonable objection, for [**] after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amounts paid under this Agreement.

8.	Maintenance and Support.

8.1.

Until the end of [**] from the official release date of the Desmond/GPU Software Product (the “M&S Term”), Schrödinger shall provide all maintenance and support services (“M&S Services”) for end-users of the Desmond/GPU Software Product under paid licenses granted by either Party at no additional cost to such end-users or to DESRES. The Parties may (but shall not be obligated to) agree to extend such M&S Term. The M&S Services for paid licensees shall include all services generally offered to end-users of Schrödinger’s other software products, including, without limitation, (a) access to bug fixes and any updated, jointly developed versions of the Desmond/GPU Software Product, (b) technical support via telephone and email during the same time periods as Schrödinger generally provides M&S Services with respect to Schrödinger’s other software products, and (c) response and resolution times to customer issues commensurate with the response and resolution times that Schrödinger generally offers to customers of its other software products.

8.2.

During the M&S Term, Schrödinger shall provide all M&S Services for end-users of the Desmond/GPU Software Product under unpaid licenses (each such end-user, an “Unpaid Licensee”) in accordance with this Section 8.2. In consideration of the M&S Services performed solely with respect to Unpaid Licensees, DESRES shall pay Schrödinger an amount equal to $[**] for each year of the M&S Term (“Fee”). The Fee shall be payable in advance in [**] installments, no later than [**] following the receipt of an invoice from Schrödinger. The Parties may (but shall not be obligated to) agree to extend such M&S Term. During the M&S Term, a Schrödinger support employee (“Designated Support Contact”) will be assigned by Schrödinger to provide the M&S Services for Unpaid Licensees. Schrödinger shall use commercially reasonable efforts to provide the same Designated Support Contact throughout the M&S Term. Schrödinger shall substitute a different support employee for the Designated Support Contact should he/she be unavailable at any time. Any substitute Designated Support Contact will be subject to DESRES’s approval, which shall not be unreasonably withheld or delayed. With respect to M&S Services for Unpaid Licensees, the Designated Support Contact will be instructed by Schrödinger to spend up to [**] percent ([**]%) of his or her weekly work schedule (i.e., up to [**] of his or her workday) in responding to Unpaid Licensee requests that he or she receives. The Designated Support Contact will use commercially reasonable efforts to acknowledge each request within [**]. The M&S Services for Unpaid Licensees shall consist of email support relating to the Schrödinger Software portions of the Desmond/GPU Software Product; and the Unpaid Licensee requests shall be accessible by the Designated Support Contact via DESRES’s tracking system. The Designated Support Contact shall follow support guidelines in responding to Unpaid Licensee requests as previously agreed between the Parties as part of the operation under the CPU Agreement. The Designated Support Contact shall be expected to communicate with Unpaid Licensees only via email. All email communications by the Designated Support Contact to an Unpaid Licensee must be made through the DESRES email system. For the purposes of providing the M&S Services to Unpaid Licensees, DESRES hereby authorizes and requires the Designated Support Contact to present himself as a representative of DESRES’s support team in all communications with an Unpaid Licensee (to the extent responding to a request regarding the Desmond/GPU Software Product from such Unpaid Licensee) and to use the DESRES Email (defined below) for all such communications. The Designated Support Contact shall continue to use the email address on the DESRES domain that was issued under the CPU Agreement (the “DESRES Email”) and continue to use the DESRES laptop with access to such DESRES Email and DESRES’s support ticket system as issued under the CPU Agreement. The Designated Support Contact will perform the M&S Services for Unpaid Licensees during his or her customary work hours from his or her Schrödinger office. DESRES shall train the Designated Support Contact in DESRES’s support procedures and the use of the support ticket system, which shall be monitored by the DESRES liaison for support issues (the “DESRES Liaison”). In addition, the DESRES Liaison shall be available during DESRES’s standard business hours to the Designated Support Contact to respond to questions and shall be responsible for issues relating to the Desmond/GPU Software Product source code release. The Designated Support Contact shall not be expected to use the telephone, make site visits or log in to third-party computer systems in connection with the M&S Services provided to Unpaid Licensees.

9.	Intellectual Property Rights.

9.1.

All IP Rights that are owned or controlled by a Party as of the Effective Date shall remain under the ownership or control of such Party while this Agreement is in effect and at all times thereafter, subject to the licenses granted herein. Without limiting the foregoing, (i) all IP Rights in the DESRES Software shall at all times be and remain in DESRES, and (ii) all IP Rights in the Schrödinger Software and Other Schrödinger Products (excluding the IP Rights of DESRES in the DESRES Software to the extent incorporated in the Schrödinger Software or Other Schrödinger Products) shall at all times be and remain in Schrödinger.

9.2.

DESRES hereby agrees to and does hereby assign and grant to Schrödinger the entire right, title, and interest of DESRES in and to any IP Rights in any Schrödinger Improvements developed by the employees, contractors, or agents of DESRES or its Affiliates.

9.3.

Schrödinger hereby agrees to and does hereby assign and grant to DESRES the entire right, title, and interest of Schrödinger in and to any IP Rights in any DESRES Improvements developed by developed by the employees, contractors, or agents of Schrödinger or its Affiliates.

9.4.

To the extent a Party or the Parties develop any intellectual property pursuant to this Agreement that is directly related to the Desmond/GPU Software Product and that is not a DESRES Improvement nor a Schrödinger Improvement, both Parties shall have joint ownership in the IP Rights in any such intellectual property (the “Jointly Owned IP”). The developer of the Jointly Owned IP hereby agrees to and does hereby assign and grant joint ownership rights in the Jointly Owned IP to the other Party. Each Party shall have the full right of ownership in the Jointly Owned IP, without the duty to account, or pay royalties over, to the other, including the right to license, sell, assign, or encumber that Party’s interest in the Jointly Owned IP. Notwithstanding the foregoing, both Parties agree and covenant that neither will dedicate the Jointly Owned IP, or any portion thereof, to any public or open source project or initiative without the prior written consent of the other Party.

9.5.

Each Party shall, at the request of the other Party, execute and deliver such documents and other instruments and perform such acts as may be necessary to effect completely the provisions of this Section 9, including, without limitation, executing and delivering any documents and performing any acts that may be necessary for a Party to acquire the IP Rights granted under this Section 9 or to maintain or enforce such Party’s IP Rights, in each case, to the extent provided in this Agreement.

10.	Attribution; Use of Names; Branding.

10.1.

The Desmond/GPU Software Product and any Other Schrödinger Products shall contain a copyright notice giving attribution to both Parties (e.g., “Portions Copyright [date] D. E. Shaw Research, LLC” and “Portions Copyright [date] Schrödinger, LLC”) in either a splash screen displayed upon execution of the Desmond/GPU Software Product or Other Schrödinger Product, as applicable, or an “About” or “Version Information” window accessible from the Maestro or other applicable menu bar and on any physical media distributed to end users. The form and content of the splash screen, “About” window, or “Version Information” window shall be mutually agreed by the Parties. In addition, Schrödinger agrees to include on each applicable panel the following phrases (i) “Desmond developed by D. E. Shaw Research” (or a similar attribution) and related logo provided by DESRES and (ii) “developed by Schrödinger” (or a similar attribution), in each case, together with an indication of the version number of the DESRES Software and/or Schrödinger Software used in the applicable version of the Desmond/GPU Software Product or Other Schrödinger Products. The phrase or attribution for DESRES shall be selected by DESRES and approved by Schrödinger, which approval shall not be unreasonably withheld or delayed. The phrase or attribution for Schrödinger shall be selected by Schrödinger and approved by DESRES, which approval shall not be unreasonably withheld or delayed.

10.2.

Except as required in Section 10.1 above, neither Party will use the trade names, trademarks, or service marks of the other Party for any purpose whatsoever without prior written consent of the other Party. The name of any officer, director, manager, partner, employee, consultant, or agent of a Party will not be used by the other Party without the written consent of such person.

10.3.

Prior to release of the Desmond/GPU Software Product, the Parties shall work together in good faith to determine a suitable name for the Desmond/GPU Software Product, and ownership and licensing arrangements with respect to such name shall be determined at that time, it being understood that the Parties shall use such agreed name for the Desmond/GPU Software Product until the Parties otherwise agree in writing. For the avoidance of doubt, nothing in this Agreement shall limit Schrödinger’s right to use a name selected by Schrödinger in its sole discretion for any Suite that includes the Desmond/GPU Software Product or an Other Schrödinger Product.

11.	Independent Development.

11.1.

Nothing in this Agreement shall impair either Party’s rights at all times to develop, procure, use, or distribute, without any obligation to the other Party, programs similar to the Desmond/GPU Software Product or Other Schrödinger Products or competitive with the other Party’s products and services, provided they do not infringe upon such other Party’s IP Rights or breach the terms of this Agreement.

11.2.

For the avoidance of doubt, DESRES and Schrödinger shall be free, without any payment of royalties or having any other obligations under this Agreement, to develop and distribute any software (or provide any services) based on their respective contributions to the Desmond/GPU Software Product or Other Schrödinger Products that do not include or make use of the other Party’s contributions to the Desmond/GPU Software Product or Other Schrödinger Products, as applicable. For example, DESRES may license a product that includes the DESRES Software and/or DESRES Improvements but that does not include the Schrödinger Software or Schrödinger Improvements without owing any royalties or having any other obligations to Schrödinger, and Schrödinger may license a product that includes the Schrödinger Software and/or Schrödinger Improvements but that does not include the DESRES Software or DESRES Improvements without owing any royalties or having any other obligations to DESRES.

12.	Intentionally Omitted.

13.	Licensing of Software to Third Parties.

13.1.

The Parties shall cause any paid license agreement for, or agreement for maintenance of, a Desmond/GPU Software Product (and/or, in the case of Schrödinger, any Other Schrödinger Products) entered into between a Party and a customer of such Party, and any agreement sub-licensing the rights granted by this Agreement, to:

(i)

provide that neither Party, in its capacity as a licensor under this Agreement, shall have any liability to any customer of the other Party, in such customer’s capacity as a sub-licensee under such sub-license;

(ii)

in cases where Schrödinger is entering into the subject agreement, provide that DESRES shall not be required pursuant to such agreement to provide any maintenance or installation or support services of any kind, whatsoever; and

(iii)

in cases where DESRES is entering into the subject agreement after Schrödinger has ceased providing M&S Services pursuant to Section 8.1 above and such obligation has not been renewed by a subsequent agreement between the Parties, provide that Schrödinger shall not be required pursuant to such agreement to provide any maintenance or installation or support services of any kind, whatsoever.

13.2.

In the event either Party wishes to sublicense the Desmond/GPU Software Product (and/or, in the case of Schrödinger, any Other Schrödinger Products) to a third party on terms where the sublicensed software would be subject to a source code escrow arrangement, such Party shall consult with the other Party, and the Parties will work together in good faith to determine mutually agreeable terms for the source code escrow arrangement, including release conditions and restrictions on use of the source code by the third party, prior to the placing of any source code into escrow.

14.	Litigation with Respect to the Software Product.

14.1.

In the event any claim is made or suit instituted against a Party arising or resulting directly or indirectly from any alleged or actual infringement or claim of infringement of the Desmond/GPU Software Product or Other Schrödinger Products, as applicable, such Party shall promptly notify the other Party of such claim or suit.

14.2.

If either Party becomes aware that any person or entity is infringing any rights of the Parties with respect to the Desmond/GPU Software Product or Other Schrödinger Products, as applicable, such Party shall promptly notify the other Party of such infringement.

14.3.

Neither Party shall accuse an alleged infringer of the Desmond/GPU Software Product or Other Schrödinger Products, as applicable, of infringement, or demand that such infringement cease, without first consulting with the other Party to determine whether the alleged infringer is licensed or otherwise authorized to use the Desmond/GPU Software Product or Other Schrödinger Products, as applicable.

14.4.

Neither Party shall institute litigation against an alleged infringer of the Desmond/GPU Software Product or Other Schrödinger Products, as applicable, without first consulting with the other Party to determine whether the alleged infringer is licensed or otherwise authorized to use the Desmond/GPU Software Product or Other Schrödinger Products, as applicable, and without first giving the other Party at least [**] to elect whether to participate as co-plaintiff in the litigation. If the other Party elects not to participate as co-plaintiff, the instituting Party shall do so at its own expense and in its own name, and the instituting Party shall bear all the costs of litigation and shall be entitled to all recoveries received therefrom. If the other Party elects to participate as co-plaintiff, the Parties shall equally share all costs of litigation attributable to the Desmond/GPU Software Product or Other Schrödinger Products, as applicable, and shall equally share all recoveries received therefrom attributable to the Desmond/GPU Software Product or Other Schrödinger Products.

14.5.

For the avoidance of doubt, the foregoing Sections 14.1, 14.2, 14.3, and 14.4 shall not apply to (i) any alleged infringement by a third party of DESRES’s IP Rights in the DESRES Software and/or DESRES Improvements or (ii) any alleged infringement by a third party of Schrödinger’s IP Rights in the Schrödinger Software and/or Schrödinger Improvements, in each case, where the alleged infringement is not related to such third party’s use of the Desmond/GPU Software Product or Other Schrödinger Products, or any independently or jointly developed successor version thereof. With respect to any such alleged infringement, DESRES or Schrödinger (as the case may be) may take action seeking any remedy available in law or equity against such third party without involving or consulting the other Party.

15.	Confidentiality; Protection of Software Components and Related Information.

15.1.

Schrödinger hereby acknowledges that the DESRES Software, DESRES Improvements, and DESRES Payment Reports (collectively, “DESRES Confidential Information”) are proprietary and confidential, and Schrödinger agrees to retain the DESRES Confidential Information in confidence and not to disclose the DESRES Confidential Information or any portion thereof to third parties, except insofar as permitted by, and for the purposes of and in accordance with the terms of, this Agreement, including, without limitation, the licensing of the Desmond/GPU Software Product and Other Schrödinger Products to third parties and the sublicensing of the licenses granted hereby. Schrödinger (i) will protect the DESRES Confidential Information in the same manner that it protects its own confidential information of like nature; (ii) will permit access to the DESRES Confidential Information only to employees, officers, directors, agents, independent contractors, and consultants (each, a “Representative”) of Schrödinger or its Affiliates performing a function reasonably related to purposes authorized under this Agreement (including the performance or enforcement thereof) and will inform such Representatives who will have access to DESRES Confidential Information of the obligations of confidentiality under this Agreement; and (iii) will not duplicate all or any part of the DESRES Confidential Information, except insofar as permitted by this Agreement for the purposes authorized hereunder.

15.2.	The obligations of confidentiality in Section 15.1 above are not applicable to any materials of DESRES if and to the extent that such materials:

(i)	are in the public domain through no fault of Schrödinger;

(ii)	were known to Schrödinger prior to initial disclosure by the disclosing party, whether such disclosure occurred before or after the effective date of this Agreement;

(iii)	were disclosed to Schrödinger by a third patty not known by Schrödinger to be bound by any obligation of confidentiality or prohibition of disclosure;

(iv)	are disclosed by DESRES to a third party without restrictions on disclosure or use; or

(v)

are required to be disclosed by law in a judicial, legislative, or administrative investigation or proceeding or to a government or other regulatory agency, provided Schrödinger uses reasonable efforts (to the extent permitted by applicable law and practicable under the circumstances) to give DESRES sufficient notice of such required disclosure to allow DESRES reasonable opportunity to object to and to take legal action to prevent such disclosure.

15.3.

DESRES hereby acknowledges that the Schrödinger Software, Schrödinger Improvements and Schrödinger Payment Reports (collectively, “Schrödinger Confidential Information”) are proprietary and confidential and DESRES agrees to retain the Schrödinger Confidential Information in confidence and not to disclose the Schrödinger Confidential Information or any portion thereof to third parties, except insofar as permitted by, and for the purposes of and in accordance with the terms of, this Agreement, including, without limitation, the licensing of the Desmond/GPU Software Product to third parties and the sublicensing of the licenses granted hereby. DESRES (i) will protect the Schrödinger Confidential Information in the same manner that it protects its own confidential information of like nature; (ii) will permit access to the Schrödinger Confidential Information only to employees, officers, directors, agents, independent contractors, and consultants (each, a “Representative”) of DESRES or its Affiliates performing a function reasonably related to purposes authorized under this Agreement (including the performance or enforcement thereof) and will inform such Representatives who will have access to Schrödinger Confidential Information of the obligations of confidentiality under this Agreement; and (iii) will not duplicate all or any part of the Schrödinger Confidential Information, except insofar as permitted by this Agreement for the purposes authorized hereunder.

15.4.	The obligations of confidentiality in Section 15.3 above are not applicable to any materials of Schrödinger if and to the extent that such materials:

(i)	are in the public domain through no fault of DESRES;

(ii)	were known to DESRES prior to initial disclosure by the disclosing party, whether such disclosure occurred before or after the effective date of this Agreement;

(iii)	were disclosed to DESRES by a third party not known by DESRES to be bound by any obligation of confidentiality or prohibition of disclosure;

(iv)	are disclosed by Schrödinger to a third party without restrictions on disclosure or use;

(v)

are required to be disclosed by law in a judicial, legislative, or administrative investigation or proceeding or to a government or other regulatory agency, provided DESRES uses reasonable efforts (to the extent permitted by applicable law and practicable under the circumstances) to give Schrödinger sufficient notice of such required disclosure to allow Schrödinger reasonable opportunity to object to and to take legal action to prevent such disclosure.

15.5.	Any termination of this Agreement or the licenses granted hereunder shall not terminate the Parties’ obligations of confidentiality under this Section 15.

16.	Representations and Warranties by DESRES.

DESRES represents and warrants to Schrödinger that (i) it has the right, power, and authority to enter into this Agreement and to perform its obligations hereto, and (ii) it has title and/or any necessary licenses to the DESRES Software and any DESRES-created DESRES Improvements licensed to Schrödinger hereunder. The execution and delivery of this Agreement and the performance by DESRES of its obligations hereunder have been authorized by all requisite action on behalf of DESRES. This Agreement will, upon execution by DESRES, constitute a valid and binding agreement of DESRES, enforceable against DESRES in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws relating to the enforcement of creditors’ rights generally or by general equitable principles relating to enforceability (whether considered in a proceeding at law or in equity).

17.	Representations and Warranties by Schrödinger.

Schrödinger represents and warrants to DESRES that (i) it has the right, power, and authority to enter into this Agreement and to perform its obligations hereto, and (ii) it has title and/or any necessary licenses to the Schrödinger Software, any Schrödinger-created Schrödinger Improvements licensed to DESRES hereunder, and the Other Schrödinger Products (except those portions which are DESRES Software or DESRES Improvements). The execution and delivery of this Agreement and the performance by Schrödinger of its obligations hereunder have been authorized by all requisite action on behalf of Schrödinger. This Agreement will, upon execution by Schrödinger, constitute a valid and binding agreement of Schrödinger, enforceable against Schrödinger in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws relating to the enforcement of creditors’ rights generally or by general equitable principles relating to enforceability (whether considered in a proceeding at law or in equity).

18.	DISCLAIMER OF WARRANTIES.

18.1.

The Parties disclaim any responsibility for the accuracy or correctness of the DESRES Software, the DESRES Improvements, the Schrödinger Software and Schrödinger Improvements (collectively, the “Licensed Software”), or for the use or application of the Licensed Software by the other Party or by any Affiliates, representatives, resellers, or end users.

18.2.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND AND DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

19.	Indemnity.

19.1.	Intellectual Property Indemnification by DESRES.

(i)

Indemnification. DESRES will defend Schrödinger and its Related Persons against any claim, suit, or proceeding brought against Schrödinger, its Affiliates, and its and their directors, officers, employees, agents, consultants, and independent contractors (each, a “Schrödinger Indemnitee”) by a third party to the extent the suit or proceeding arises out of, is related to, or is based on a claim that the DESRES Software and/or any DESRES-created DESRES Improvements infringe and/or violate any IP Right of the third party (a “Schrödinger Third Party Claim”), and DESRES will indemnify and hold harmless each Schrödinger Indemnitee from and against any losses, liabilities, damages, costs and expenses (including but not limited to reasonable fees of attorneys and other professionals) payable to the third party as a result of the Schrödinger Third Party Claim, except to the extent such Schrödinger Third Party Claim is also a DESRES Third Party Claim (as defined in Section 19.2(i) below); provided that Schrödinger (a) reasonably promptly notifies DESRES of the Schrödinger Third Party Claim (it being understood that failure to provide such notice within a reasonably prompt period of time does not limit DESRES’s obligations hereunder unless DESRES’s ability to defend such Schrödinger Third Party Claim is materially prejudiced as a result); (b) provides DESRES with all reasonable information and assistance, at DESRES’s sole cost and expense, to defend or settle such Schrödinger Third Party Claim; and (c) grants DESRES authority and control of the defense or settlement of such Schrödinger Third Party Claim (provided, that DESRES shall not, without Schrödinger’s prior written consent, settle or compromise such Schrödinger Third Party Claim in a manner that (1) does not fully discharge such Schrödinger Third Party Claim against the Schrödinger Indemnitee to Schrödinger’s satisfaction, or (2) would alter, impair or reduce the scope of Schrödinger’s rights in the DESRES Software and/or DESRES-created DESRES Improvements, or would otherwise limit Schrödinger’s exercise of its rights under this Agreement, or (3) otherwise subjects any Schrödinger Indemnitee to the terms of any prohibitory or mandatory injunction). Each Schrödinger Indemnitee reserves the right to retain counsel, at its own expense, to participate in the defense and/or settlement of any such Schrödinger Third Party Claim.

(ii)

Injunctions. If the exercise by Schrödinger of any of the rights granted to it under this Agreement is enjoined or, in the reasonable opinion of DESRES’s counsel, is likely to be enjoined as a result of a Schrödinger Third Party Claim, DESRES at its option and expense and without prejudice to the rights and remedies of Schrödinger, may: (a) procure for Schrödinger a license to continue to exercise all of the rights granted under this Agreement with respect to the DESRES Software and/or DESRES-created DESRES Improvements; or (b) modify the allegedly infringing item to avoid the infringement or misappropriation, without materially impairing the rights of Schrödinger under this Agreement.

(iii)	Sole Remedy. THE FOREGOING IS SCHRÖDINGER’S SOLE AND EXCLUSIVE REMEDY FOR ANY SCHRÖDINGER THIRD PARTY CLAIM.

(iv)

Exclusions. DESRES will have no liability under Section 19.1(i) above to the extent a Schrödinger Third Party Claim results from: (a) a DESRES Improvement not created by DESRES, but solely to the extent such Schrödinger Third Party Claim would not have resulted but for such DESRES Improvement; (b) combination of the DESRES Software with software not provided by DESRES, if such a Schrödinger Third Party Claim would have been avoided but for such combination; (c) Schrödinger’s failure to use modifications to the DESRES Software provided by DESRES pursuant to Section 19.1(ii) above to avoid infringement or misappropriation.

19.2.	Intellectual Property Indemnification by Schrödinger.

(i)

Indemnification. Schrödinger will defend DESRES and its Related Persons against any claim, suit, or proceeding brought against DESRES, its Affiliates, and its and their directors, officers, employees, agents, consultants, and independent contractors (each, a “DESRES Indemnitee”) by a third party to the extent the suit or proceeding arises out of, is related to, or is based on a claim that the Schrödinger Software and/or any Schrödinger-created Schrödinger Improvements and/or those portions of any Other Schrödinger Products which are not DESRES Software or DESRES Improvements infringe and/or violate any IP Right of the third party (a “DESRES Third Party Claim”), and Schrödinger will indemnify and hold harmless each DESRES Indemnitee from and against any losses, liabilities, damages, costs and expenses (including but not limited to reasonable fees of attorneys and other professionals) payable to the third party as a result of the DESRES Third Party Claim, except to the extent such DESRES Third Party Claim is also a Schrödinger Third Party Claim (as defined in Section 19.1(i) above); provided that DESRES (a) reasonably promptly notifies Schrödinger of the DESRES Third Party Claim (it being understood that failure to provide such notice within a reasonably prompt period of time does not limit Schrödinger’s obligations hereunder unless Schrödinger’s ability to defend such DESRES Third Party Claim is materially prejudiced as a result); (b) provides Schrödinger with all reasonable information and assistance, at Schrödinger’s sole cost and expense, to defend or settle such DESRES Third Party Claim; and (c) grants Schrödinger authority and control of the defense or settlement of such DESRES Third Party Claim (provided, that Schrödinger shall not, without DESRES’s prior written consent, settle or compromise such DESRES Third Party Claim in a manner that (1) does not fully discharge such DESRES Third Party Claim against the DESRES Indemnitee to DESRES’s satisfaction, or (2) would alter, impair or reduce the scope of DESRES’s rights in the Schrödinger Software and/or Schrödinger -created Schrödinger Improvements and/or those portions of the Other Schrödinger Products which are not DESRES Software or DESRES Improvements, or would otherwise limit DESRES’s exercise of its rights under this Agreement, or (3) otherwise subjects any DESRES Indemnitee to the terms of any prohibitory or mandatory injunction). Each DESRES Indemnitee reserves the right to retain counsel, at its own expense, to participate in the defense and/or settlement of any such DESRES Third Party Claim.

(ii)

Injunctions. If the exercise by DESRES of any of the rights granted to it under this Agreement is enjoined or, in the reasonable opinion of Schrödinger’s counsel, is likely to be enjoined as a result of a DESRES Third Party Claim, Schrödinger at its option and expense and without prejudice to the rights and remedies of DESRES, may: (a) procure for DESRES a license to continue to exercise all of the rights granted under this Agreement with respect to the Schrödinger Software and/or Schrödinger-created Schrödinger Improvements; or (b) modify the allegedly infringing item to avoid the infringement or misappropriation, without materially impairing the rights of DESRES under this Agreement.

(iii)	Sole Remedy. THE FOREGOING IS DESRES’S SOLE AND EXCLUSIVE REMEDY FOR ANY DESRES THIRD PARTY CLAIM.

(iv)

Exclusions. Schrödinger will have no liability under paragraph 19.2(i) above to the extent a DESRES Third Party Claim results from: (a) a Schrödinger Improvement not created by Schrödinger, but solely to the extent such DESRES Third Party Claim would not have resulted but for such Schrödinger Improvement; (b) combination of the Schrödinger Software with software not provided by Schrödinger, if such a DESRES Third Party Claim would have been avoided but for such combination; (c) DESRES’s failure to use modifications to the Schrödinger Software provided by Schrödinger pursuant to Section 19.2(ii) above to avoid infringement or misappropriation.

20.	LIMITATIONS OF LIABILITY.

20.1.

GENERAL LIMITATION. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES; LOSS OF USE, DATA, OR PROFITS; INTERRUPTION OF BUSINESS; OR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

20.2.

SPECIFIC LIMITATION. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER UNDER OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING WITHOUT LIMITATION SECTION 19 ABOVE, BUT EXCLUDING ROYALTY OBLIGATIONS PAYABLE PURSUANT TO SECTION 5 ABOVE) SHALL NOT EXCEED THE GREATER OF (A) $[**], OR (B) THE TOTAL AMOUNT OF GROSS REVENUES AND SERVICES FEES RECEIVED BY THE LIABLE PARTY IN THE PREVIOUS [**].

21.	Termination.

21.1.	This Agreement shall be effective as of the Effective Date and its provisions shall continue until their expiration or termination in accordance with this Section 21.

21.2.

Either Party may terminate this Agreement and the licenses granted hereunder upon [**] written notice of the other Party’s material breach of the Agreement and such Party’s failure to cure the specified breach within [**] of receipt of said notice.

21.3.

The following provisions shall survive termination of this Agreement: (i) Sections 1, 9, 11, and 14 through 22, and (ii) Sections 5 and 7 (but only to the extent of, and for the purposes of, computing any outstanding and unpaid royalty amounts as of the date of termination and any royalties received and/or payable pursuant to Sections 21.4 and 21.5 below).

21.4.

Upon termination of this Agreement for an uncured, material breach pursuant to Section 21.2 above, the licenses granted under Sections 2 and 3 above shall be revoked and each Party shall thereafter be prohibited from using the other Party’s software and/or improvements (including without limitation (i) the DESRES Software and the DESRES Improvements, or (ii) the Schrödinger Software and the Schrödinger Improvements, as the case may be) as part of the Desmond/GPU Software Product and/or any Other Schrödinger Products and from marketing or distributing the other Party’s software and/or improvements as part of the Desmond/GPU Software Product and/or any Other Schrödinger Products. Upon any termination of this Agreement for any reason other than either Party’s failure to cure a material breach of this Agreement, as applicable, Schrödinger and DESRES shall each have the right for [**], or such longer period as the parties may agree, to market, license and distribute the Desmond/GPU Software Product or Other Schrödinger Products, as applicable, subject to DESRES and Schrödinger’s continued obligation to pay royalties when due as provided herein.

21.5.

Notwithstanding anything in this Agreement to the contrary, following any termination of this Agreement, to the extent either Party has licensed, without any right to further sublicense, the Desmond/GPU Software Product (or, in the case of Schrödinger, any Other Schrödinger Products) to third parties pursuant to the rights granted in Sections 2 and 3 above, (i) such third parties shall retain the right to use such Desmond/GPU Software Product or Other Schrödinger Products, as applicable, as delivered by a Party (notwithstanding the termination of this Agreement) for the remaining term of any license previously granted, (ii) each Party shall have a right to continue providing support to such third parties in connection with such third parties’ use of such Desmond/GPU Software Product or Other Schrödinger Products, as applicable (notwithstanding the termination of this Agreement), and (iii) either Party may continue to use the Desmond/GPU Software Product or Other Schrödinger Products, as applicable, to provide services pursuant to a Services Agreement entered into prior to the effective date of termination for the remaining term of such agreement (notwithstanding the termination of this Agreement).

22.	General Provisions.

22.1.

Notice. Any notice or other communication required or permitted to be given under this Agreement must be in writing and shall be deemed to have been given upon receipt by certified or registered mail, return receipt requested, by the Parties at the following addresses (or at such other address that a Party may specify by notice hereunder):

If to DESRES:

D. E. Shaw Research, LLC

120 West 45th Street, 39th Floor

New York, NY 10036

Attention: Business Development

with a copy to:

D. E. Shaw & Co., L.P.

1166 Avenue of the Americas, 9th Floor

New York, NY 10036

Attention: General Counsel

If to Schrödinger:

Schrödinger, LLC

120 West 45th Street, 17th Floor

New York, NY 10036

Attention: President

with a copy to:

Schrödinger, LLC

120 West 45th Street, 17th Floor

New York, NY 10036

Attention: General Counsel

22.2.

Assignment. This Agreement and the licenses granted hereunder shall be assignable by either Party to (i) an Affiliate of the Party, or (ii) an entity in connection with a reorganization, merger, consolidation, acquisition, or other restructuring involving all or substantially all of the voting stock or other voting interest and/or assets of the Party. Except as set forth in the foregoing sentence, this Agreement and the licenses granted hereunder may not be assigned or transferred without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed beyond [**] after submission of a request for such consent, provided that in connection with such a request, the name of the proposed assignee and such additional information relating to the proposed assignee as the other Party may reasonably request shall also be submitted. For the avoidance of doubt, a reasonable basis for withholding consent to a proposed assignment includes, without limitation, a proposed assignment to a direct competitor of the Party withholding consent.

22.3.

Governing Law. This Agreement and its enforcement will be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts-of-law principles). Each Party agrees that any dispute between the Parties shall be brought exclusively in the courts of the State of New York or the United States District Court, in each case located in the Borough of Manhattan in New York City. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts, and waives any objection which it may have at any time to the laying of venue of any proceeding brought in such court, waives any claim that such proceeding has brought in an inconvenient forum, and waives the right to object that such court does not have any jurisdiction over such Party with respect to such proceeding. Each Party agrees that service of process may be effected by nationally recognized overnight courier to the address of such Party contained in the records of DESRES or Schrödinger (with a copy to the same address sent to the attention of “General Counsel”) in addition to the methods authorized by laws and procedures applicable to such courts.

22.4.

Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the Parties concerning the subject matter hereof and supersedes all previous agreements concerning the subject matter hereof, whether written or oral. This Agreement may be amended only by an instrument in writing duly executed on behalf of both Parties.

22.5.

No Waiver. Failure by either Party hereto to enforce at any time or for any period of time any provision or right hereunder shall not constitute a waiver of such provision or of the right of such Party thereafter to enforce each and every such provision.

22.6.

Further Assurances. Each Party shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other Party, to confirm and ensure the Parties’ respective rights and interests contemplated or provided for in this Agreement, including, without limitation, Sections 2, 3 and 9 hereof.

22.7.

Independent Contractors. In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Neither Party shall be responsible to the other, or to any governmental body, for any payroll-related taxes related to the performance of services hereunder, including, without limitation, withholding or other taxes related to federal, state, or local income tax, social security benefits, or unemployment compensation. Neither Party is an agent, representative, or partner of the other Party. Neither Party shall have any right, power, or authority to enter into any agreement for or on behalf of, or incur any obligation or liability on behalf of, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an employment relationship, association, agency, joint venture, or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

22.8.

Force Majeure. Neither Party shall be deemed in default hereunder, nor shall it hold the other Party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to earthquake, flood, fire, storm, natural disaster, act of God, war, act of terrorism, armed conflict, labor strike, lockout, or boycott, provided that the Party relying upon this section (i) shall have given the other Party written notice thereof promptly and, in any event, within [**] of discovery thereof and (ii) shall take all steps reasonably necessary under the circumstances to mitigate the effects of the force majeure event upon which such notice is based.

22.9.

Severability. The holding of any provision of this Agreement to be illegal, invalid, or unenforceable by a court of competent jurisdiction will not affect any other provision of this Agreement, which will remain in full force and effect. The affected provision will be ineffective only to the extent of such illegality, invalidity, or unenforceability and will be interpreted to accomplish, to the maximum extent permitted by law, the original intent of the Parties.

22.10.

Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed to be an original and all of which shall together be deemed to constitute one Agreement. Any signature delivered by a Party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

D. E. SHAW RESEARCH, LLC		SCHRÖDINGER, LLC By its Sole Member, Schrödinger, Inc.

By:	/s/ Ron Dror	By:	/s/ Ramy Farid
Name: Ron Dror		Name: Ramy Farid
Title: Authorized Signatory		Title: President